EXHIBIT 5.1

March 26, 2008

Unify Corporation
2101 Arena Blvd., Suite 100
Sacramento, CA 95834

Ladies and Gentlemen:

     We have acted as legal counsel for Unify Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 1,244,872 shares of the Common Stock, $0.001 par value, of the Company (the “Shares”), (i) 636,220 of which may be issued pursuant to the Unify Corporation 2001 Stock Incentive Plan, as amended, (the “Plan”), (ii) 168,780 shares of which are subject to outstanding options under the Plan as of the filing date of the Registration Statement, and (iii) 439,872 shares of which are subject to outstanding options under the Unify Corporation Nonstatutory Stock Option Agreement (the “NSO Agreement”) as of the filing date of the Registration Statement.

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

     Based on such examination, we are of the opinion that the Shares which may be issued pursuant to awards granted under the Plan and the NSO Agreement are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and the NSO Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

     This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/S/ DLA PIPER US LLP

DLA PIPER US LLP